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                                                             EXHIBIT 11

                           NINE WEST GROUP INC. AND SUBSIDIARIES
                             COMPUTATION OF EARNINGS PER SHARE
                           (in thousands except per share data)

                                                        13 weeks ended      39 weeks ended
                                                       Nov. 2   Oct. 28    Nov. 2   Oct. 28
                                                         1996   1995 (1)     1996   1995 (1)
                                                      -------   -------   -------   -------
PRIMARY EARNINGS PER SHARE
 Computation for Statement of Income:
  Net income available for common stock               $35,564   $20,798   $76,582   $37,872
                                                      =======   =======   =======   =======
  Shares:
    Weighted average number of common
      shares outstanding                               35,739    35,059    35,599    34,946
    Add: Net effect of dilutive stock options
      based on the treasury stock method                  990     1,475     1,129       597
                                                      -------   -------   -------   -------
    Weighted average number of shares outstanding
      including common stock equivalents               36,729    36,534    36,728    35,543
                                                      =======   =======   =======   =======
  Primary earnings per share, as adjusted             $  0.97   $  0.57   $  2.09   $  1.07
                                                      =======   =======   =======   =======
FULLY DILUTED EARNINGS PER SHARE
 Computation for Statement of Income:
  Reconciliation of net income to amount used for
    fully diluted computation in Statement of Income:
     Income per primary calculation above             $35,564             $76,582
     Add: Interest on 5.5% convertible
       debentures, net of tax effect                    1,713               2,415
                                                      -------             -------
       Adjusted net income                            $37,277             $78,997
                                                      =======             =======
Reconciliation of weighted average common
  shares outstanding to amount used for fully
  diluted computation in Statement of Income:
    Weighted average number of common shares
      outstanding                                      35,739              35,599
    Add: Weighted average shares issuable from
      assumed exercise of 5.5% convertible debentures   3,056               1,455
    Net effect of dilutive stock options based on
     the treasury stock method                            990               1,477
                                                      -------             -------
       Fully diluted shares                            39,785              38,531
                                                      =======             =======
  Fully diluted earnings per share                    $  0.94             $  2.05
                                                      =======             =======

(1)  Fully diluted earnings per common and common equivalent share are equal to primary earnings per share for the 1995 periods.
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